Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
309-693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI reports fourth quarter, year-end results

PEORIA, ILLINOIS, January 25, 2010 — RLI Corp. (NYSE: RLI) — RLI Corp. reported fourth quarter 2009 operating earnings of $25.3 million ($1.17 per share), versus $28.3 million ($1.30 per share) for the comparable period last year. For the year ended December 31, 2009, operating earnings were $102.1 million ($4.70 per share), compared to $109.1 million ($4.99 per share) for the fiscal year 2008.

	Fourth Quarter		Full Year
Earnings Per Diluted Share	2009	2008	2009	2008
Operating earnings	$1.17	$1.30	$4.70	$4.99
Net earnings	$1.41	$0.28	$4.32	$3.60

Highlights for the quarter included:

•                  Operating earnings of $25.3 million ($1.17 per share).

•                  Combined ratio of 80.6.

•                  $11.9 million ($0.36 per share) pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Net realized gains on investment securities of $8.0 million pretax.

•                  Increased quarterly dividend 4%, to $0.28 per share.

Highlights for 2009 included:

•                  Operating earnings of $102.1 million ($4.70 per share).

•                  Combined ratio of 82.3.

•                  Net operating cash flow of $127.8 million.

•                  $49.9 million ($1.50 per share) pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Book value per share of $39.14, an increase of 18.7% from year end 2008.

“We achieved excellent results in a year marked by economic turmoil, excess capacity and soft pricing.  Underwriting income increased and our combined ratio performance improved over 2008, demonstrating our ability to remain focused on underwriting for a profit,” said RLI Corp. President & CEO Jonathan E. Michael. “In addition, we continue to look for new product and market opportunities, which will build upon our 45-year history of success.”

14th consecutive year of underwriting income

For the quarter, RLI recorded underwriting income of $23.6 million on an 80.6 combined ratio versus underwriting income of $24.1 million on an 81.5 combined ratio in the fourth quarter of 2008. For the year, RLI achieved $86.8 million of underwriting income on an 82.3 combined ratio, compared to $83.1 million of underwriting income on an 84.2 combined ratio in 2008. “Underwriting income and outstanding combined ratios continue to be fundamental to our success,” said Michael. “Our 14th consecutive year of underwriting profitability is testament to our culture and validates our reputation as an excellent underwriting company.”

— more —

The following table highlights annual underwriting income and combined ratios by segment:

Underwriting Income
(in millions)	2009	2008
Casualty	$51.5	$46.5
Property	23.3	15.8
Surety	12.0	20.8
Total	$86.8	$83.1

Combined Ratio	2009	2008
Casualty	80.6	85.2
Property	85.0	89.3
Surety	83.2	69.7
Total	82.3	84.2

Other income

For the quarter, investment income was $16.9 million compared to $20.3 million for the same period in 2008. For the year ending December 31, 2009, investment income was $67.3 million versus $79.0 million for the same period in 2008.

The investment portfolio’s total return for the quarter was 1.3%, with the bond portfolio returning 0.3% and the equity portfolio returning 7.5%. Through twelve months, the investment portfolio’s total return was 10.0% with the bond portfolio returning 8.8% and equities returning 18.5%. During the last nine months capital markets have significantly improved, contributing to our book value growth.  Investment income was lower in 2009 versus 2008 as the result of lower reinvestment rates, dividend cuts and changes in asset allocation.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $29.5 million for the quarter ($1.36 per share) versus a loss of $6.3 million ($0.29 per share) over the same period last year. Full year comprehensive earnings were $156.1 million ($7.18 per share), compared to a loss of $1.9 million ($0.09 per share) in 2008.

During the quarter, equity in loss of unconsolidated investee was $0.2 million compared to a loss of $1.6 million for the same period last year. For the year ending December 31, 2009, equity in earnings of unconsolidated investee was $5.1 million versus $4.8 million in 2008. These results are related to Maui Jim, Inc., a producer of premium sunglasses.

Share repurchase program

In the fourth quarter of 2009, we repurchased 386,084 of our shares at an average cost of $51.22 per share ($19.8 million). As of December 31, 2009, we had $18 million of remaining capacity from the $200 million repurchase program approved in 2007.

Dividend increase for 34th straight year

On November 19, 2009, RLI declared a fourth quarter cash dividend of $0.28 per share, a 4% increase over the prior quarter.  The dividend was paid on January 15, 2010, to shareholders of record as of December 31, 2009.  RLI has paid dividends for 134 consecutive quarters and increased dividends in each of the last 34 years.  The company’s dividend yield is 2.2% based on the $1.12 annual dividend and today’s closing stock price of $51.37. The company’s quarterly dividend has grown by an average of 15.1% over the last 10 years. RLI’s cumulative dividends, including this recent payment, are more than $200 million paid.

Other news

Effective January1, 2010, RLI entered into a two-year agreement to become a quota share reinsurer of Producers Agricultural Insurance Company (“ProAg”) based in Amarillo, Texas. Under this agreement RLI will assume 6% of ProAg’s multi-peril crop and crop hail premium and exposure. ProAg, a subsidiary of CUNA Mutual, underwrote $592 million of crop insurance in 2008, making it the 6th largest U.S. crop insurer. Crop insurance is purchased by agricultural producers for protection against crop losses due to natural disasters and other perils.

At 10 a.m. central time (CT) tomorrow, January 26, 2010, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2008.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI is recognized as one of the insurance industry’s top performing companies by the Ward’s 50® Top P&C Performers and has been a member of group for 19 straight years since its inception in 1991.

For additional information, contact John Robison, Chief Investment Officer at 309-693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Diluted Share
	2009	2008	2009	2008
	4th Qtr.	4th Qtr.	12 mos.	12 mos.
Operating Earnings Per Diluted Share	$1.17	$1.30	$4.70	$4.99

Specific items included in operating earnings per share: (1) (2)
• Gain from casualty prior years' reserve development	$0.32	$0.28	$1.66	$1.23
• Loss from property prior years' reserve development	$(0.12)	$(0.06)	$(0.36)	$(0.01)
• Gain from surety prior years' reserve development	$0.14	$0.08	$0.13	$0.25
• Gain from 2008 hurricanes' reserve development	$0.02	$—	$0.07	$—
• Loss from 2008 hurricanes	$—	$—	$—	$(0.63)
• Gain from change in tax rate applicable to the Maui Jim dividend (3)	$—	$—	$—	$0.05

(1)   Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)   Reserve developments reflect revisions for previously estimated losses.

(3)   As required under the accounting standard for income taxes, the gain reflects the tax benefit of applying the lower tax rate applicable to dividends received from an affiliate (7%) as compared to the corporate capital gains tax rate (35%) on which tax estimates were based.

RLI CORP.

2009 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$121,051	$129,654	-6.6%	$491,961	$528,764	-7.0%
Net investment income	16,852	20,279	-16.9%	67,346	78,986	-14.7%
Net realized investment gains (losses)	8,034	(34,342)		(12,755)	(46,738)	72.7%
Consolidated revenue	145,937	115,591	26.3%	546,552	561,012	-2.6%

Loss and settlement expenses	45,710	57,131	-20.0%	203,388	247,174	-17.7%
Policy acquisition costs	40,824	41,599	-1.9%	162,020	163,320	-0.8%
Other insurance expenses	10,954	6,861	59.7%	39,768	35,207	13.0%
Interest expense on debt	1,513	1,513	0.0%	6,050	6,704	-9.8%
General corporate expenses	2,094	1,094	91.4%	7,941	6,853	15.9%
Total expenses	101,095	108,198	-6.6%	419,167	459,258	-8.7%

Equity in earnings (loss) of unconsolidated investee	(190)	(1,573)	87.9%	5,052	4,844	4.3%

Earnings before income taxes	44,652	5,820	667.2%	132,437	106,598	24.2%
Income tax expense (benefit)	14,090	(161)		38,592	27,922	38.2%
Net earnings	$30,562	$5,981	411.0%	$93,845	$78,676	19.3%

Other comprehensive earnings (loss), net of tax	(1,076)	(12,297)	91.2%	62,281	(80,571)

Comprehensive earnings (loss)	$29,486	$(6,316)		$156,126	$(1,895)
Operating earnings:(1)
Net earnings	$30,562	$5,981	411.0%	$93,845	$78,676	19.3%
Less: Realized investment gains (losses), net of tax	5,312	(22,323)		(8,291)	(30,380)	72.7%
Operating earnings	$25,250	$28,304	-10.8%	$102,136	$109,056	-6.3%

Return on Equity:
Net earnings (trailing four quarters)				12.2%	10.7%
Comprehensive earnings (trailing four quarters)				20.3%	-0.3%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	21,636	21,706		21,731	21,848

EPS from operations (1)	$1.17	$1.30	-10.0%	$4.70	$4.99	-5.8%
Realized gains (losses), net of tax	0.24	(1.02)		(0.38)	(1.39)	72.7%
Net earnings per share	$1.41	$0.28	403.6%	$4.32	$3.60	20.0%

Comprehensive earnings (loss) per share	$1.36	$(0.29)		$7.18	$(0.09)

Cash dividends per share	$0.28	$0.26	7.7%	$1.08	$0.99	9.1%

Net Cash Flow from Operations	$19,314	$34,602	-44.2%	$127,759	$161,334	-20.8%

(1)  See discussion of non-GAAP financial measures on page 3.

RLI CORP.

2009 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,485,347	$1,274,056	16.6%
(amortized cost - $1,452,084 at 12/31/09)
(amortized cost - $1,286,779 at 12/31/08)
Equity securities	262,693	286,790	-8.4%
(cost - $177,681 at 12/31/09)
(cost - $251,283 at 12/31/08)
Short-term investments	104,462	97,982	6.6%
Total investments	1,852,502	1,658,828	11.7%

Premiums and reinsurance balances receivable	83,961	92,149	-8.9%
Ceded unearned premiums	65,379	65,977	-0.9%
Reinsurance recoverable on unpaid losses	336,392	350,284	-4.0%
Deferred acquisition costs	75,880	78,520	-3.4%
Property and equipment	19,110	21,565	-11.4%
Income taxes - deferred	—	24,141	-100.0%
Investment in unconsolidated investee	44,286	38,697	14.4%
Goodwill	26,214	26,214	—
Other assets	34,929	63,026	-44.6%
Total assets	$2,538,653	$2,419,401	4.9%

Unpaid losses and settlement expenses	$1,146,460	$1,159,311	-1.1%
Unearned premiums	312,527	335,170	-6.8%
Reinsurance balances payable	22,431	30,224	-25.8%
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	24,299	—	—
Accrued expenses	41,835	32,894	27.2%
Other liabilities	58,851	53,648	9.7%
Total liabilities	1,706,403	1,711,247	-0.3%
Shareholders’ equity	832,250	708,154	17.5%
Total liabilities & shareholders’ equity	$2,538,653	$2,419,401	4.9%

OTHER DATA

Common shares outstanding (in 000’s)	21,265	21,474

Book Value per share	$39.14	$32.98	18.7%
Closing stock price per share	$53.25	$61.16	-12.9%
Cash dividends per share	$1.08	$0.99	9.1%

Statutory Surplus	$784,161	$678,041	15.7%

RLI CORP.

2009 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended December 31,

		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2009

Gross premiums written	$78,126		$43,485		$22,361		$143,972
Net premiums written	54,273		30,588		19,125		103,986
Net premiums earned	62,255		39,909		18,887		121,051
Net loss & settlement expenses	25,988	41.7%	18,837	47.2%	885	4.7%	45,710	37.8%
Net operating expenses	22,159	35.6%	17,082	42.8%	12,537	66.4%	51,778	42.8%
Underwriting income	$14,108	77.3%	$3,990	90.0%	$5,465	71.1%	$23,563	80.6%

2008
Gross premiums written	$95,477		$49,422		$17,328		$162,227
Net premiums written	67,418		36,031		15,496		118,945
Net premiums earned	75,922		35,994		17,738		129,654
Net loss & settlement expenses	39,637	52.2%	17,217	47.8%	277	1.6%	57,131	44.1%
Net operating expenses	23,224	30.6%	13,814	38.4%	11,422	64.4%	48,460	37.4%
Underwriting income	$13,061	82.8%	$4,963	86.2%	$6,039	66.0%	$24,063	81.5%

Twelve Months Ended December 31,

		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2009

Gross premiums written	$333,059		$207,444		$90,697		$631,200
Net premiums written	241,005		152,889		76,022		469,916
Net premiums earned	265,021		155,303		71,637		491,961
Net loss & settlement expenses	122,706	46.3%	68,606	44.2%	12,076	16.9%	203,388	41.3%
Net operating expenses	90,827	34.3%	63,436	40.8%	47,525	66.3%	201,788	41.0%
Underwriting income	$51,488	80.6%	$23,261	85.0%	$12,036	83.2%	$86,785	82.3%

2008
Gross premiums written	$403,337		$200,794		$77,038		$681,169
Net premiums written	295,942		146,089		71,425		513,456
Net premiums earned	313,481		146,863		68,420		528,764
Net loss & settlement expenses	169,880	54.2%	73,992	50.4%	3,302	4.8%	247,174	46.7%
Net operating expenses	97,094	31.0%	57,058	38.9%	44,375	64.9%	198,527	37.5%
Underwriting income	$46,507	85.2%	$15,813	89.3%	$20,743	69.7%	$83,063	84.2%